UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 7, 2005

XYBERNAUT CORPORATION

(Exact Name of Registrant as Specified in its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

0-15086	54-1799851
(Commission File Number)	(I.R.S. Employer
Identification Number)

12701 FAIR LAKES CIRCLE, FAIRFAX, VIRGINIA, 22033
(Address of Principal Executive Offices) (Zip Code)

(703) 631-6925
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On July 8, 2005, the Employment Agreement dated October 25, 2004 (the “Employment Agreement”) between Xybernaut Corporation (the “Company”) and Bruce C. Hayden, Senior Vice President and Chief Financial Officer, was terminated due to Mr. Hayden’s resignation from the Company on July 8, 2005. For one year following the termination of the Employment Agreement, the Employment Agreement requires that Mr. Hayden not (1) be a part of a competing business, (2) solicit to employ any employee of the Company and (3) solicit any person who has a business relationship with the Company to reduce or terminate that business relationship. In addition, the Employment Agreement requires that Mr. Hayden not disclose any confidential or proprietary information relating to the Company. The terms of the Employment Agreement were previously reported in the second paragraph of Item 1.01 of the Form 8-K filed on October 29, 2004 and such second paragraph of such Item is incorporated herein by reference.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Phillip E. Pearce resigned as a director of the Company effective July 7, 2005.

Mr. Hayden resigned as the Company’s Senior Vice President and Chief Financial Officer effective 5:00 p.m., July 8, 2005.

Noritsugu Yamaoka resigned as a director of the Company effective July 11, 2005.

ITEM 8.01 OTHER EVENTS

As previously disclosed on the Form 8-K filed July 7, 2005, the Company was advised that the potential lender had decided not to issue a commitment pursuant to a proposal letter dated June 30, 2005. The proposal letter provided for the commencement of work towards issuing a commitment letter for debtor-in-possession financing in the event the Company seeks to file bankruptcy. The Company paid to the potential lender an initial expense deposit of $125,000 at the time of acceptance of the proposal letter. In accordance with the terms of the proposal letter, the potential lender undertook such due diligence as it considered appropriate to make its decision and as noted above decided not to issue a commitment. The potential lender returned approximately $54,000 of the initial expense deposit to the Company on July 8, 2005 pursuant to the proposal letter.

The Company continues to face a severe liquidity crisis and possible insolvency.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XYBERNAUT CORPORATION
By:	/s/ Perry L. Nolen
Perry L. Nolen
President and Chief Executive Officer

Dated: July 13, 2005